                                                                     EXHIBIT XII

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

              COMPUTATION IN SUPPORT OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                         1989     1990     1991     1992     1993
                                                        ------   ------   ------   ------   ------
Fixed charges:
  Interest expense:
     Subordinated indebtedness......................... $  259   $  203   $  170   $  150   $  144
     Bank loans and other borrowings*..................  5,625    4,531    4,755    5,035    5,224
     Interest component of rentals of office and
       equipment.......................................     68       62       70       74       76
     Other adjustments**...............................     25        8        2        2        7
                                                        ------   ------   ------   ------   ------
       TOTAL(A)........................................ $5,977   $4,804   $4,997   $5,261   $5,451
                                                        ------   ------   ------   ------   ------
                                                        ------   ------   ------   ------   ------
  Earnings:
     Pre-tax income (loss) from continuing
       operations...................................... $  107   $ (749)  $  150   $ (247)  $   27
     Fixed charges.....................................  5,977    4,804    4,997    5,261    5,451
     Other adjustments***..............................    (39)     (17)       7                (6)
                                                        ------   ------   ------   ------   ------
       TOTAL(B)........................................ $6,045   $4,038   $5,154   $5,014   $5,472
                                                        ------   ------   ------   ------   ------
                                                        ------   ------   ------   ------   ------
(B/A)..................................................   1.01     ****     1.03     ****     1.00

- ---------------
*      Includes amortization of long-term debt discount.

**     Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and would have had to increase approximately $766 million in 1990 and $247 million in 1992 in order to cover the deficiency.